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                                                             Exhibit 4(b)





                  This INSTRUMENT OF ACCEPTANCE, dated as of the first day of March, 1995, among BanPonce Financial Corp., a Delaware corporation (the "Issuer"), Citibank, N.A., a national banking association ("Citibank"), and The First National Bank of Chicago, a national banking association ("First Chicago").

                            W I T N E S S E T H:

            WHEREAS, the Issuer and Citibank have entered into three Interest Calculation Agency Agreements, dated as of October 1, 1991, June 16, 1993 and August 1, 1994, respectively (collectively the
"Agreements"); and

            WHEREAS, the Issuer my elect and has elected to terminate Citibank as Calculation Agent under each of the Agreements, with effect from and as of the execution of the Instrument described in Section 8 of each the Agreements; and

            WHEREAS, Section 8 of each Agreement provides that no termination of such Agreement shall become effective prior to the date of the appointment by the Issuer of a successor Calculation Agent (the "Successor Calculation Agent") and the acceptance of such appointment by the Successor Calculation Agent; and

            WHEREAS, the Issuer wishes to appoint First Chicago as Successor Calculation Agent under each Agreement and First Chicago wishes to accept such appointments;

            NOW THEREFORE, the Issuer, Citibank and First Chicago, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

      Section 1.  Acceptance of Appointment.

            First Chicago hereby accepts its appointments as Successor Calculation Agent under each of the Agreements and shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of Citibank as Calculation Agent under each of the Agreements, with like effect as if First Chicago was originally named Calculation Agent under the Agreements.

      Section 2.  Authority.

            First Chicago represents and warrants to the Issuer and to Citibank that it has the requisite power and authority, corporate and other, and has taken all action necessary to serve as Successor Calculation Agent under each of the Agreements.

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      Section 3.  Transfer of Documents.

            Citibank shall transfer and deliver and First Chicago shall be entitled to receive and accept copies of any available records maintained by Citibank in connection with its performance as Calculation Agent under the Agreements.

      Section 4.  Miscellaneous.

            (a) Definitions. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein that are defined in the Agreements shall have meanings ascribed to them in the Agreements.

            (b) Governing Law. This agreement and the Agreements shall be governed by and construed in accordance with the laws of the State of New York.

            (c) Jurisdiction. All actions and proceedings arising out of or relating to this Instrument shall be brought by the parties and heard and determined only in a federal or New York State court sitting in the Borough of Manhattan, The City of New York and the parties hereto consent to jurisdiction of any such court.

            (d) Notices. Any notice or other communication given under the Agreements shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the addresses given below or such other address as the party to receive such notice may have previously specified:

      To the Issuer:

      BanPonce Financial Corp.
      c/o CT Corporation
      1209 Orange Street
      Wilmington, DE 19801


      To Citibank:

      Citibank, N.A.
      120 Wall Street
      New York, New York 10043
      Attention:  Corporate Trust Department
      Facsimile:  (212) 480-1614

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      To First Chicago:

      The First National Bank of Chicago
      Corporate Trust Services Division
      One First National Plaza, Suite 0126
      Chicago, Illinois 60670-0126

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            (e)  Counterparts.  This agreement may be executed in any
number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



                                    BANPONCE FINANCIAL CORP.



                              By:  /s/ David H. Chafey, Jr.
                                    David H. Chafey, Jr.
                                    Executive Vice president



                              By:   /s/ Jose Luis Lopez Calderon
                                    Jose Luis Lopez Calderon
                                    Senior Vice President


                                    CITIBANK, N.A.



                              By:  /s/ F. Mills
                                    Name:  F. Mills
                                    Title: Senior Trust Officer


                                    THE FIRST NATIONAL BANK OF
                                      CHICAGO



                              By:  /s/ Suzanne Mauer
                                    Suzanne Mauer
                                    Trust Officer